Exhibit 10.13

SECOND AMENDED AND RESTATED

EMPLOYMENT AGREEMENT

SECOND AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”) made and entered into by and between United Surgical Partners International, Inc. (the “Company”), a Delaware corporation with its principal place of business at 15305 Dallas Parkway, Suite 1600, Addison, TX 75001-6491 and Mark A. Kopser (the “Executive”), effective as of September 1, 2012 (the “Effective Date”).

WHEREAS, the Company and Executive are parties to an Amended and Restated Employment Agreement effective as of April 19, 2007 (the “Original Agreement”); and

WHEREAS, the Company and Executive desire to amend and restate the Original Agreement in its entirety as provided herein and in that certain letter from the Company to Executive of even date herewith (the “Side Letter”) regarding Executive’s service with European Surgical Partners Limited (“ESP”). The Side Letter is hereby incorporated by reference.

In consideration of the mutual promises, terms, provisions and conditions set forth in this Agreement, the parties hereby agree:

1. Employment; Secondment to ESP; Equity Awards.

(a) Subject to the terms and conditions set forth in this Agreement, the Company hereby offers and the Executive hereby accepts employment. Each of the Company and Executive acknowledge and agree that (i) during the first year of the Term, Executive shall spend approximately one-half of his business time traveling to the United Kingdom, (ii) during the second, third, fourth and fifth year of the Term, Executive shall be a resident in the United Kingdom and shall be seconded to ESP, (iii) notwithstanding the foregoing, this Agreement may be terminated at any time pursuant to the terms hereof.

(b) During the first year of the Term, ESP agrees to reimburse the Company $57,000 of Executive’s base salary. During the period beginning with the date that the Company hires a replacement chief financial officer (the “Replacement Date”) and ending with the day that is two months following the Replacement Date (the “Transition Date”), ESP agrees to reimburse the Company for one-half of the costs of Executive’s total base salary and benefits (excluding equity compensation). ESP agrees to reimburse the Company for Executive’s total cash compensation and benefits during the Term from and after the Transition Date. The reimbursements described in this Section 1(b) shall be paid monthly by ESP to the Company.

(c) Executive’s bonus compensation for 2012 shall be paid by the Company. ESP shall pay all other bonus compensation owed to Executive during the Term.

(d) It is acknowledged and agreed by the Company that any equity award by the Company to Executive before the Effective Date (the “Company Awards”) shall continue to vest during the Term hereof. In addition, the Company Awards shall continue to vest, regardless of Executive’s employment status with the Company or ESP, following a Change of Control of ESP unless Executive is offered a position with a company associated or affiliated with Welsh, Carson, Anderson & Stowe, L.P. (“WCAS”) having substantially comparable responsibility and compensation (such other position being referred to herein as a “WCAS Position”) and Executive declines to accept such offer, in which case the Company Awards shall cease vesting at the time the offer is declined.

2. Term. The Company hereby agrees to employ Executive as Chief Executive Officer of ESP, and Executive hereby agrees to accept such employment, on the terms and conditions set forth herein, for the period commencing on the Effective Date and terminating as of and on the first anniversary of the Effective Date (unless sooner terminated as hereinafter set forth) (the “Term”); provided, however, that commencing on such first anniversary date, and each anniversary of the date hereof thereafter, the Term of this Agreement shall automatically be extended for one additional year unless at least thirty (30) calendar days prior to each such anniversary date, the Company, ESP or Executive shall have given notice that it or he, as applicable, does not wish to extend this Agreement. Following the date on which the Executive’s employment so terminates (the “Termination Date”), unless specifically otherwise agreed between Executive, the Company and ESP, the Executive shall cease to hold any position (whether as an officer, director, manager, employee, trustee, fiduciary or otherwise) with the Company, ESP or any of their Subsidiaries or Affiliates.

3. Capacity and Performance.

(a) During the term of Executive’s employment hereunder, the Executive shall serve as the Chief Executive Officer of ESP and shall serve as Executive Vice President and Chief Financial Officer of the Company until such time as a replacement has begun service. Executive agrees to provide reasonable assistance in the transition of such replacement. In addition, and without further compensation, the Executive shall serve as a director and/or officer of one or more of the Company’s or ESP’s Subsidiaries if so elected or appointed from time to time.

(b) During the term of Executive’s employment hereunder, the Executive shall be employed on a full-time basis and shall perform such duties and responsibilities on behalf of the Company, ESP and their Subsidiaries as may be designated from time to time by the board of directors of the Company or ESP.

(c) During the term of Executive’s employment hereunder, the Executive shall devote his full business time to the advancement of the business and interests of the Company, ESP and their Subsidiaries and to the discharge of his duties and responsibilities hereunder. The Executive shall not engage in any other business activity or serve in any industry, trade, professional, governmental or academic position during the term of this Agreement, except as may be expressly approved in advance by the board of directors of the Company or ESP in writing. Notwithstanding the preceding, the

Executive may, without being in violation of the Executive’s obligations hereunder, (i) serve on corporate, civic or charitable boards, or committees which are not engaged in business competition with the Company or ESP, and (ii) invest the Executive’s personal assets in such form or manner as will not require any material services by the Executive in the operation of the entities in which such investments are made, provided the Executive shall use the Executive’s best efforts to pursue such activities in such a manner so that such activities shall not prevent the Executive from fulfilling the Executive’s obligations hereunder.

4. Compensation and Benefits. During the term of Executive’s employment hereunder as compensation for all services performed by the Executive:

(a) Base Salary. Beginning July 1, 2012, the Company shall pay the Executive a base salary at the rate of Four Hundred Fifty Thousand Dollars ($450,000) per year, payable in accordance with the payroll practices of the Company for its executives and subject to increase from time to time by the board of directors of ESP (the “ESP Board”), in their sole discretion. Such base salary, as from time to time increased, is hereafter referred to as the “Base Salary.”

(b) Bonus. During the Term of this Agreement, the Company may pay to the Executive such bonus payments, if any, as may be determined by the ESP Board in its sole discretion, based upon the Executive’s performance and other criteria as may be established by the ESP Board from time to time. Except as expressly provided in Section 6 hereof, the Executive must be employed on the date any such bonus is paid in order to be eligible to receive it.

(c) Vacations. The Executive shall be entitled to vacation days as determined in accordance with the Company’s vacation policy as in effect from time to time. For purposes of this Section 4(c), weekends shall not count as vacation days and Executive shall also be entitled to all paid holidays given by the Company or ESP to its senior executive officers. Vacation shall otherwise be governed by the policies of the Company, as in effect from time to time.

(d) Other Benefits. Subject to any contribution therefor generally required of executives of the Company, the Executive shall be entitled to participate in any and all employee benefit plans from time to time in effect for executives of the Company generally, except to the extent such plans are in a category of benefit specifically otherwise provided to the Executive under this Agreement (e.g., severance pay). Such participation shall be subject to the terms of the applicable plan documents and generally applicable Company policies. The board of directors of the Company may alter, modify, add to or delete employee benefit plans at any time as it, in its sole judgment, determines to be appropriate.

(e) Business Expenses. The Company or ESP shall pay or reimburse the Executive for all reasonable and necessary business expenses incurred or paid by the Executive in the performance of his duties and responsibilities hereunder, subject to any maximum annual limit or other restrictions on such expenses set by the Company or ESP and to such reasonable substantiation and documentation as may be specified by the Company from time to time. During the Term, Executive’s business expenses shall be paid by the Company or ESP according to the party on whose behalf Executive is incurring the expenses.

(f) Expatriate Benefits. Executive shall also be entitled to the benefits described in the Side Letter.

5. Termination of Employment. The Executive’s employment hereunder shall terminate under the following circumstances:

(a) Death. In the event of the Executive’s death during the term of Executive’s employment hereunder, the Executive’s employment shall immediately and automatically terminate.

(b) Disability. The Company or ESP may terminate the Executive’s employment hereunder, upon notice to the Executive, in the event that the Executive becomes disabled during his employment hereunder through any illness, injury, accident or condition of either a physical or psychological nature and, as a result, is unable to satisfactorily perform his duties and responsibilities hereunder on a full-time basis, with or without reasonable accommodation, for ninety (90) days during any period of three hundred and sixty-five (365) consecutive calendar days. If any question shall arise as to whether during any period the Executive is disabled through any illness, injury, accident or condition of either a physical or psychological nature so as to be unable to perform substantially all of his duties and responsibilities hereunder, the Executive, at the request of the Company, shall submit to a medical examination by a physician selected by the Company or ESP to determine whether the Executive is so disabled and such determination shall for the purposes of this Agreement be conclusive of the issue. If such question shall arise and the Executive shall fail to submit to such medical examination, the Company’s or ESP’s determination of the issue shall be binding on the Executive.

(c) For Cause. The Company or ESP may terminate the Executive’s employment hereunder for Cause at any time upon notice to the Executive setting forth the nature of such Cause. The following shall constitute Cause for termination (in each case as determined by not less than seventy-five percent (75%) of the members of the board of directors of the Company and ESP): (i) the Executive’s indictment for a felony or other crime involving moral turpitude; (ii) the Executive’s fraud, theft or embezzlement committed with respect to the Company, ESP or their Subsidiaries; (iii) material breach by the Executive of any of the provisions of Sections 7, 8 and/or 9 hereof; or (iv) the Executive’s willful and continued failure to perform his material duties to the Company, ESP or their Subsidiaries.

(d) Other Than For Cause. The Company or ESP may terminate the Executive’s employment hereunder other than for Cause at any time upon notice to the Executive.

(e) For Good Reason. At his option, Executive may terminate his employment hereunder for Good Reason. For purposes of this Agreement, the termination of Executive’s employment hereunder by Executive because of the occurrence of any one or more of the following events shall be deemed to have occurred for “Good Reason”;

(A)	a material change in the nature or scope of Executive’s authorities, status, powers, functions, duties, responsibilities, or reporting relationships that is determined by Executive in good faith to be adverse to those existing before such change;

(B)	a material reduction in Executive’s Base Salary that is not consented to or approved by Executive;

(C)	a failure by the Company, ESP or any of their Subsidiaries or Affiliates to comply with any other material term or provision hereof or of any other written agreement between Executive and the Company, ESP or any such Subsidiary or Affiliate; or

(D)	a refusal by the Executive upon a request by the Company to report for the performance of his services hereunder on a regular or permanent basis at any location or office more than fifty (50) miles from the Company’s or ESP’s current address.

Notwithstanding the foregoing, it shall not be considered “Good Reason” if Executive terminates his employment to accept a WCAS Position within six months of the Termination Date.

(f) Other Than For Good Reason. The Executive may terminate his employment hereunder other than for Good Reason at any time upon the provision of 90 days written notice to the Company and ESP. In the event of termination of the Executive pursuant to this Section 5(f), the board of directors of the Company and ESP may elect to waive the period of notice or any portion thereof.

6. Compensation Upon Termination.

(a) Death. In the event of a termination of the Executive’s employment hereunder by reason of death as contemplated by Section 5(a), the Company shall pay in a lump sum within 30 days of such termination to the Executive’s designated beneficiary or, if no beneficiary has been designated by the Executive, to his estate, the Base Salary earned but not paid through the Termination Date.

(b) Disability. In the event of any termination of Executive’s employment hereunder by reason of disability as contemplated by Section 5(b), the Company shall pay to him his Base Salary earned but not paid through the Termination Date.

(c) For Cause. In the event of any termination of Executive’s employment hereunder for Cause as contemplated by Section 5(c), the Company or ESP shall have no further obligations to the Executive under this Agreement other than payment of Base Salary through the Termination Date.

(d) Other Than For Cause or Upon Failure to Renew; For Good Reason. In the event of any termination of Executive’s employment hereunder by the Company or ESP other than for Cause pursuant to Section 5(d) or pursuant to Section 2 following notice that the Company or ESP does not wish to extend this Agreement for an additional one year period, or by the Executive for Good Reason pursuant to Section 5(e), the Company shall (i) continue to pay the Executive the Base Salary at the rate in effect on the Termination Date for twenty-four (24) months, (ii) continue the Executive’s health insurance benefits for twenty-four (24) months following the Termination Date (at a cost no less favorable than that paid by the Executive immediately prior to the Termination Date) or the economic equivalent thereof if such continuation is not permissible under the terms of the Company’s health insurance plan and (iii) pay to the Executive a good faith estimate of the bonus the Executive would have received had the Executive remained employed by the Company through the end of each of the two fiscal years following the Termination Date, as determined by the Company in its sole and absolute discretion. Any such estimated bonus shall be payable at such time or times as bonuses are payable to the other executives of the Company, but in no event later than the end of the fiscal year immediately following the fiscal year for which the bonus is awarded. Any obligation of the Company to the Executive pursuant to this Section 6(d) is conditioned upon (i) the Executive signing a release of claims in the form appended hereto as Attachment A (the “Employee Release”) within twenty-one (21) days (or such greater period as the Company or ESP may specify, but in no event more than sixty (60) days) following the date notice of termination of employment is given hereunder and upon the Executive’s not revoking the Employee Release in a timely manner thereafter and (ii) the Executive’s continued full performance of his continuing obligations hereunder, including those under Sections 7, 8 and/or 9 hereof. Base Salary to which the Executive is entitled under this Section 6(d) shall be payable in accordance with the normal payroll practices of the Company and will begin at the Company’s next regular payroll period which is at least five business days following the effective date of the Employee Release, but shall be retroactive to the next business day following the Termination Date. In the event that the consideration and revocation periods for the Employee Release continue from one calendar year into another, then the first payment of Base Salary shall be made in the second calendar year.

(e) Other Than For Good Reason. If the Executive shall terminate his employment pursuant to Section 5(f), the Company shall continue to pay Executive his Base Salary through the Termination Date (it being understood that if, in accordance with Section 5(f), the Board elects to waive the period of notice, or any portion thereof, the payment of Base Salary under this Section 6(e) shall continue through the notice period or any portion thereof so waived).

7. Restricted Activities. The Executive agrees that some restrictions on his activities during and after his employment are necessary to protect the goodwill, Confidential Information and other legitimate interests of the Company, ESP and their Subsidiaries:

(a) During the Term and for two (2) years from the later of the Termination Date or the last date on which the Executive receives a severance payment from the Company (in the aggregate, the “Non-Competition Period”), the Executive shall not, directly or indirectly, whether as owner, partner, investor, consultant, agent, employee, co-venturer or otherwise (other than through ownership of publicly-traded capital stock of a corporation which represents less than one (1%) of the outstanding capital stock of such corporation), (i) compete with the Company, ESP or any of their Subsidiaries in any business activities, in the United States or in any other country, which the Company, ESP or any of their Subsidiaries shall conduct or intend to conduct business as of the Termination Date or (ii) undertake any planning for any business competitive with the Company, ESP or any of their Subsidiaries. Specifically, but without limiting the foregoing, the Executive agrees not to engage in any manner in any activity that is directly or indirectly competitive or potentially competitive with the business of the Company, ESP or any of their Subsidiaries as conducted or under consideration at any time during the Executive’s employment with the Company, ESP or any of their Subsidiaries (including prior to the date hereof).

(b) The Executive agrees that, during the Term, he will not undertake any outside activity, whether or not competitive with the business of the Company, ESP or their Subsidiaries, that could reasonably give rise to a conflict of interest or otherwise interfere with his duties and obligations hereunder.

(c) The Executive further agrees that during the Term and the Non-Competition Period, the Executive will not, directly or indirectly, (i) hire or attempt to hire any employee of the Company, ESP or any of their Subsidiaries or anyone who was such an employee within the six (6) months preceding such hire or attempt to hire, (ii) hire or attempt to hire any independent contractor providing services to the Company, ESP or any of their Subsidiaries or anyone who was such an independent contractor within six (6) months preceding such hire or attempt to hire, (iii) assist in hiring or any attempt to hire of anyone identified in clauses (i) or (ii) of this sentence by any other Person, (iv) encourage any employee or independent contractor of the Company, ESP or any of their Subsidiaries to terminate his relationship with the Company, ESP or any of their Subsidiaries, or (v) solicit or encourage any customer or vendor of the Company, ESP or any of their Subsidiaries (including physicians holding clinical privileges at any surgical facility in which the Company or ESP has a direct or indirect ownership interest or with which a subsidiary of the Company or ESP has a management agreement) to terminate or diminish its relationship with any of them, or, in the case of a customer, to conduct with any Person any business or activity which such customer conducts or could conduct with the Company, ESP or any of their Subsidiaries.

8. Confidential Information.

(a) The Executive acknowledges that the Company, ESP and their Subsidiaries continually develop Confidential Information, that the Executive has in the past and may in the future develop Confidential Information for the Company, ESP or their Subsidiaries and that the Executive has in the past and may in the future learn of Confidential Information during the course of employment. The Executive will comply with the policies and procedures of the Company, ESP and their Subsidiaries for protecting Confidential Information and shall never use or disclose to any Person (except as required by applicable law or for the proper performance of his duties and responsibilities to the Company, ESP and their Subsidiaries), any Confidential Information obtained by the Executive incident to his employment or other association with the Company, ESP or any of their Subsidiaries. The Executive understands that this restriction shall continue to apply after his employment terminates, regardless of the reason for such termination.

(b) All documents, records, tapes and other media of every kind and description relating to the business, present or otherwise, of the Company, ESP or their Subsidiaries and any copies, in whole or in part, thereof (the “Documents”), whether or not prepared by the Executive, shall be the sole and exclusive property of the Company, ESP and their Subsidiaries. The Executive shall safeguard all Documents and shall surrender to the Company and ESP at the time his employment terminates, or at such earlier time or times as the board of directors of the Company or ESP or their designee may specify, all Documents then in the Executive’s possession or control.

9. Assignment of Rights to Intellectual Property. The Executive shall promptly and fully disclose all Intellectual Property to the Company. The Executive hereby assigns and agrees to assign to the Company (or as otherwise directed by the Company) the Executive’s full right, title and interest in and to all Intellectual Property. The Executive agrees to execute any and all applications for domestic and foreign patents, copyrights or other proprietary rights and to do such other acts (including without limitation the execution and delivery of instruments of further assurance or confirmation) requested by the Company to assign the Intellectual Property to the Company and to permit the Company to enforce any patents, copyrights or other proprietary rights to the Intellectual Property. The Executive will not charge the Company for time spent in complying with these obligations. All copyrightable works that the Executive creates shall be considered “work made for hire.”

10. [reserved]

11. Notification Requirement. Until the conclusion of the Non-Competition Period, the Executive shall give notice to the Company and ESP of each new business activity that he plans to undertake at least thirty (30) days prior to beginning any such activity. Such notice shall state the name and address of the Person for whom such activity is undertaken and the nature of the Executive’s business relationship(s) and position(s) with such Person. The Executive shall provide the Company and ESP with such other pertinent information concerning such business activity as the Company or ESP may reasonably request in order to determine the Executive’s continued compliance with his obligations under Sections 7, 8 and/or 9 hereof.

12. Enforcement of Covenants. The Executive acknowledges that he has carefully read and considered all the terms and conditions of this Agreement, including the restraints imposed upon him pursuant to Sections 7, 8 and 9 hereof. The Executive agrees that said restraints are necessary for the reasonable and proper protection of the Company, ESP and their Subsidiaries and that each and every one of the restraints is reasonable in respect to subject matter, length of time and geographic area. The Executive further acknowledges that, were he to breach any of the covenants contained in Sections 7, 8 or 9 hereof, the damage to the Company would be irreparable. The Executive therefore agrees that the Company, in addition to any other remedies available to it, shall be entitled to preliminary and permanent injunctive relief against any breach or threatened breach by the Executive of any of said covenants, without having to post bond. The parties further agree that, in the event that any provision of Sections 7, 8 or 9 hereof shall be determined by any court of competent jurisdiction to be unenforceable by reason of its being extended over too great a time, too large a geographic area or too great a range of activities, such provision shall be deemed to be modified to permit its enforcement to the maximum extent permitted by law.

13. Conflicting Agreements. The Executive hereby represents and warrants that the execution of this Agreement and the performance of his obligations hereunder will not breach or be in conflict with any other agreement to which the Executive is a party or is bound and that the Executive is not now subject to any covenants against competition or similar covenants or any court order or other legal obligation that would affect the performance of his obligations hereunder. The Executive will not disclose to or use on behalf of the Company or ESP any proprietary information of a third party without such party’s consent.

14. Definitions. Words or phrases which are initially capitalized or are within quotation marks shall have the meanings provided in this Section 14 and as provided elsewhere herein. For purposes of this Agreement, the following definitions apply:

(a) “Affiliate” means, with respect to the Company, ESP or any other specified Person, any other Person directly or indirectly controlling, controlled by or under common control with the Company, ESP or such other specified Person, where control may be by management authority, equity interest or other means.

(b) “Change of Control” means the occurrence of any of the following: (i) a sale or other disposition (or the last such sale or other disposition in a series of related sales or other dispositions) resulting in the transfer of more than 50% of the outstanding equity interests of a Person to persons or entities other than WCAS and its respective partners and affiliates (collectively, the “Investors”), (ii) the consolidation or merger of a Person with or into any entity (other than a merger in which the Person is the surviving entity and which does not result in more than 50% of the equity interests of such entity outstanding immediately after the effective date of such merger being owned of record or beneficially by persons and entities other than the Investors) or (iii) a sale of substantially all of the properties and assets of a Person as an entirety to an unrelated and unaffiliated third party purchaser.

(c) “Confidential Information” means any and all information of the Company, ESP and their Subsidiaries that is not generally known by others with whom they compete or do business, or with whom they plan to compete or do business and any and all information which, if disclosed, would assist in competition against them.

Confidential Information includes without limitation such information relating to (i) the development, research, testing, manufacturing, marketing and financial activities of the Company, ESP and their Subsidiaries, (ii) the Products, (iii) the costs, sources of supply, financial performance and strategic plans of the Company, ESP and their Subsidiaries, (iv) the identity and special needs of the customers of the Company, ESP and their Subsidiaries and (v) the people and organizations with whom the Company, ESP and their Subsidiaries have business relationships and those relationships. Confidential Information also includes any information that the Company, ESP or any of their Subsidiaries have received, or may receive hereafter, from others which was received by the Company, ESP or any of their Subsidiaries with any understanding, express or implied, that the information would not be disclosed.

(d) “Intellectual Property” means inventions, discoveries, developments, methods, processes, compositions, works, concepts and ideas (whether or not patentable or copyrightable or constituting trade secrets) conceived, made, created, developed or reduced to practice by the Executive (whether alone or with others and whether or not during normal business hours or on or off the premises of the Company, ESP or any of their Subsidiaries) during the Executive’s employment with the Company, ESP or any of their Subsidiaries (including prior to the Effective Date) that relate to either the Products or any prospective activity of the Company, ESP or any of their Subsidiaries or that make use of Confidential Information or any of the equipment or facilities of the Company, ESP or any of their Subsidiaries.

(e) “Person” means an individual, a corporation, a limited liability company, an association, a partnership, an estate, a trust and any other entity or organization.

(f) “Products” mean all products planned, researched, developed, tested, manufactured, sold, licensed, leased or otherwise distributed or put into use by the Company, ESP or any of their Subsidiaries, together with all services provided or planned by the Company, ESP or any of their Subsidiaries, during the Executive’s employment with the Company, ESP or any of their Subsidiaries (including prior to the Effective Date).

(g) “Subsidiary” shall mean any Person of which the Company, ESP or other specified Person shall, directly or indirectly, own beneficially or control the voting of at least a majority of the outstanding capital stock (or other shares of beneficial interest) entitled to vote generally or at least a majority of the partnership, membership, joint venture or similar interests, or in which the Company, ESP or other specified Person or a Subsidiary thereof shall be a general partner or joint venturer without limited liability.

15. Survival. The provisions of this Agreement shall survive following the Termination Date if so provided herein or desirable to accomplish the purposes of other surviving provisions, including without limitation the provisions of Sections 6, 7, 8 and 9 hereof.

16. Withholding. All payments made by the Company under this Agreement or under the Side Letter shall be reduced by any tax or other amounts required to be withheld by the Company under applicable law.

17. Section 409A

(a) Notwithstanding anything to the contrary in this Agreement or in the Side Letter, if at the time of the Executive’s termination of employment, the Executive is a “specified employee,” as defined below, any and all amounts payable under Section 6 on account of such separation from service that constitute deferred compensation and would (but for this provision) be payable within six (6) months following the date of termination, shall instead be paid on the next business day following the expiration of such six (6) month period or, if earlier, upon the Executive’s death; except (A) to the extent of amounts that do not constitute a deferral of compensation within the meaning of U.S. Treasury regulation Section 1.409A-1(b) (including without limitation by reason of the safe harbor set forth in Section 1.409A-1(b)(9)(iii), as determined by the Company in its reasonable good faith discretion); (B) benefits that qualify as excepted welfare benefits pursuant to U.S. Treasury regulation Section 1.409A-1(a)(5); or (C) other amounts or benefits that are not subject to the requirements of Section 409A.

(b) For purposes of this Agreement and the Side Letter, all references to “termination of employment” and correlative phrases shall be construed to require a “separation from service” (as defined in Section 1.409A-1(h) of the U.S. Treasury regulations after giving effect to the presumptions contained therein), and the term “specified employee” means an individual determined by the Company to be a specified employee under U.S. Treasury regulation Section 1.409A-1(i).

(c) Each payment made under this Agreement and under the Side Letter shall be treated as a separate payment and the right to a series of installment payments under this Agreement is to be treated as a right to a series of separate payments.

(d) Any reimbursement for expenses or benefit-in-kind due under this Agreement or under the Side Letter that would constitute nonqualified deferred compensation subject to Section 409A of the U.S. Internal Revenue Code shall be subject to the following additional rules: (i) no reimbursement of any such expense or provision of in-kind benefits shall affect the Executive’s right to reimbursement of any such expense or receipt of in-kind benefits in any other taxable year; (ii) reimbursement of the expense shall be made, if at all, promptly, but not later than the end of the calendar year following the calendar year in which the expense was incurred; and (iii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for any other benefit.

18. Assignment. None of the Company, ESP or the Executive may make any assignment of this Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of the other parties; provided, however, that the Company or ESP may assign its rights and obligations under this Agreement without the consent of the Executive in the event that the Company or ESP shall hereafter effect a reorganization, consolidation or merger or to whom the Company or ESP transfers all or substantially all of its properties or assets. This Agreement shall inure to the benefit of and be binding upon the Company, ESP and the Executive, their respective successors, executors, administrators, heirs and permitted assigns.

19. Severability. If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

20. Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of either party to require the performance of any term or obligation of this Agreement, or the waiver by either party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

21. Notices. Any and all notices, requests, demands and other communications provided for by this Agreement shall be in writing and shall be effective when delivered in person, when delivered by courier at the Executive’s last known address on the books of the Company or ESP, or three business days following deposit in the mail, postage prepaid, registered or certified, and addressed to the Executive at his last known address on the books of the Company or ESP, or in the case of the Company or ESP, at its principal place of business, attention of the chairman of the board, or to such other address as either party may specify by notice to the other actually received.

22. Original Agreement. This Agreement shall amend and restate the Original Agreement in its entirety and upon execution and delivery of this Agreement, the Original Agreement shall be replaced in its entirety by this Agreement and the Original Agreement shall thereafter have no further force or effect.

23. Entire Agreement. This Agreement, the Side Letter and the other plans and documents specifically referred to herein constitute the entire agreement between the parties regarding the subject matter of this Agreement and such other plans and documents and supersede all prior communications, agreements and understandings, written or oral, with respect to such subject matter, including, without limitation, the Original Agreement.

24. Amendment. This Agreement may be amended or modified only by a written instrument signed by the Executive and by an expressly authorized representative of the Company and ESP.

25. Headings. The headings and captions in this Agreement are for convenience only and in no way define or describe the scope or content of any provision of this Agreement.

26. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument.

27. Governing Law. This contract and shall be construed and enforced under and be governed in all respects by the laws of Texas, without regard to the conflict of laws principles thereof.

IN WITNESS WHEREOF, this Agreement has been executed by the Company and ESP, by their duly authorized representatives, and by the Executive, as of the Effective Date.

UNITED SURGICAL PARTNERS INTERNATIONAL, INC.

By:	/s/ William H. Wilcox
Name:	William H. Wilcox
Title:	Chief Executive Officer

THE EXECUTIVE:

/s/ Mark A. Kopser
Mark A. Kopser

ACKNOWLEDGED AND AGREED:

EUROPEAN SURGICAL PARTNERS LIMITED

By:	/s/ William H. Wilcox
Name:	William H. Wilcox
Title:	Director

SIGNATURE PAGE TO SECOND AMENDED AND RESTATED EMPLOYMENT AGREEMENT

Attachment A

RELEASE OF CLAIMS

FOR AND IN CONSIDERATION OF the special payments and benefits to be provided in connection with the termination of my employment in accordance with the terms of the Employment Agreement between me and the Company dated as of September 1, 2012 (the “Employment Agreement”), I, on my own behalf and on behalf of my personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees and all others connected with me, hereby release and forever discharge, the Company, ESP, their Subsidiaries and Affiliates and all of their respective past and present officers, directors, stockholders, members, partners, managers, controlling persons, employees, agents, representatives, successors and assigns and all others connected with any of them (all collectively, the “Released”), both individually and in their official capacities, from any and all rights, liabilities, claims, demands and causes of action of any type (all collectively “Claims”) which I have had in the past, now have, or might now have, through the date of my signing of this Release of Claims, in any way resulting from, arising out of or connected with my employment or its termination or pursuant to any federal, state, foreign or local employment law, regulation or other requirement (including without limitation Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, and the fair employment practices laws of the state or states in which I have been employed pursuant to the Employment Agreement, each as amended from time to time); provided, however, that the foregoing release shall not apply to any right or benefit that Section 6 of the Employment Agreement explicitly provides shall survive the termination of my employment. Capitalized terms used in this Release of Claims which are defined in the Employment Agreement are used herein with the meanings so defined.

In signing this Release of Claims, I acknowledge that I have had at least twenty-one (21) days from the date of notice of termination of my employment to consider the terms of this Release of Claims and that such time has been sufficient; that I am encouraged to seek the advice of an attorney prior to signing this Release of Claims; and that I am signing this Release of Claims voluntarily and with a full understanding of its terms.

I understand that I may revoke this Release of Claims at any time within seven (7) days of the date of my signing by written notice to the Company and that this Release of Claims will take effect only upon the expiration of such seven-day revocation period and only if I have not timely revoked it.

Intending to be legally bound, I have signed this Release of Claims as of the date written below.

Signature:
Mark A. Kopser

Date: